Exhibit 99.1

Teva Reports Fourth Quarter and Full Year 2018 Financial Results

JERUSALEM--(BUSINESS WIRE)--February 13, 2019--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the year and the quarter ended December 31, 2018.

	FY 2018	Q4 2018

Revenues	$18.9 billion	$4.6 billion

Cash flow from operations	$2.4 billion	$0.4 billion

GAAP loss per share	$2.35	$2.85

Non-GAAP EPS	$2.92	$0.53

2019 Business outlook:

  Revenues are expected to be $17.0 – 17.4 billion
  Non-GAAP EPS is expected to be $2.20-2.50

Mr. Kåre Schultz, Teva’s President and CEO, said, "2018 was the first year of our restructuring plan and we have met or exceeded all of our key financial targets for the year. The full year yielded a cost base reduction of $2.2 billion, exceeding our 2018 target, and we are well on track to deliver the total $3.0 billion reduction in 2019 as compared to the 2017 spend base. AJOVY® is performing very well since its September launch in the U.S. with growing demand for the first and only anti-CGRP treatment with both quarterly and monthly dosing for the preventive treatment of migraine in adults. We will focus our investments on growing AJOVY® and continuing our success with AUSTEDO®, with both franchises positioned to be important growth drivers for Teva.

"Looking ahead, we continue to expect that 2019 will be the trough for our business, a year in which we will experience similar challenges to those of 2018 including the continued erosion of COPAXONE in the U.S. and Europe as well as the introduction of generics in the ProAir® market. Throughout the year, we will continue to execute against our restructuring plan goals, including the optimization of our global portfolio and network, as we focus our efforts on generating cash to reduce the company's debt."

2018 Annual Consolidated Results

Revenues in 2018 were $18,854 million, a decrease of 16% in both U.S. dollar and local currency terms, compared to 2017, mainly due to generic competition to COPAXONE®, a decline in revenues in our U.S. generics business and loss of revenues following the divestment of certain products and discontinuation of certain activities.

Exchange rate movements between 2018 and 2017 positively impacted our revenues by $152 million, our GAAP operating income by $4 million and our non-GAAP operating income by $10 million.

GAAP gross profit was $8,296 million in 2018, a decrease of 22% compared to 2017. GAAP gross profit margin for 2018 was 44.0%, compared to 47.4% in 2017. Non-GAAP gross profit was $9,546 million in 2018, a decrease of 21% compared to 2017. Non-GAAP gross profit margin was 50.6% in 2018, compared to 53.8% in 2017. The decrease in both GAAP and non-GAAP gross profit was mainly due to lower profitability in North America resulting from a decline in COPAXONE revenues due to generic competition and a decline in revenues in our U.S. generics business, partially offset by higher profitability in Europe.

Research and Development (R&D) expenses in 2018 were $1,213 million, a decrease of 32% compared to 2017. R&D expenses excluding equity compensation expenses and purchase of in-process R&D in 2018 were $1,102 million, or 5.8% of revenues, compared to $1,515 million or 6.8% in 2017. The decrease in R&D expenses resulted primarily from pipeline optimization, phase 3 studies that have ended and related headcount reductions.

Selling and Marketing (S&M) expenses in 2018 were $2,916 million, a decrease of 14% compared to 2017. S&M expenses excluding amortization of purchased intangible assets and equity compensation expenses were $2,718 million, or 14.4% of revenues, in 2018, compared to $3,149 million, or 14.1% of revenues, in 2017. The decrease was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

General and Administrative (G&A) expenses in 2018 were $1,298 million, a decrease of 11% compared to 2017. G&A expenses excluding equity compensation expenses were $1,228 million in 2018, or 6.5% of revenues, compared to $1,413 million or 6.3% of revenues in 2017. The decrease was mainly due to cost reductions and efficiency measures as part of the restructuring plan.

GAAP other income in 2018 was $291 million, compared to other income of $1,199 million in 2017. The decline in GAAP other income was primarily the result of none recurring income related to the divestment of our women's health business in 2017. Non-GAAP other income in 2018 was $225 million, an increase of 94% compared to $116 million in 2017, mainly due to higher Section 8 recoveries from multiple cases in Canada and recovery of lost profits in cases in which U.S. patent infringement litigation had previously prevented the sale of certain products.

GAAP Operating loss was $1,637 million in 2018 compared to operating loss of $17,484 million in 2017. The increase was mainly due higher goodwill impairment charges, higher intangible assets impairments and other asset impairments recorded in 2017. Non-GAAP operating income was $4,723 million, a decrease of 22% compared to $6,073 million in 2017.

Adjusted EBITDA (non-GAAP operating income, which excludes amortization and certain other items, and excluding depreciation expenses) in 2018 was $5,319 million, compared to $6,665 million in 2017.

In 2018, GAAP financial expenses were $959 million, compared to $895 million in 2017. Non-GAAP financial expenses were $893 in 2018, compared to $908 in 2017.

In 2018 we recognized a GAAP tax benefit of $195 million, or 8%, on pre-tax loss of $2,596 million. In 2017 we recognized a tax benefit of $1,933 million, or 11%, on pre-tax loss of $18,379 million. Our tax rate for 2018 was mainly affected by one-time legal settlements and divestments that had a low corresponding tax effect. Additionally, in 2018 we recorded impairments, some of which did not have a corresponding tax effect.

The non-GAAP income taxes for 2018 were $519 million on non-GAAP pre-tax income of $3,830 million. The non-GAAP income taxes in 2017 were $788 million on non-GAAP pre-tax income of $5,165 million. The non-GAAP tax rate for 2018 was 14%, compared to 15% in 2017. The decrease in our tax rate was mainly due to the reduction in the U.S. federal corporate tax rate following the U.S. tax reform.

GAAP net loss attributable to Teva's ordinary shareholders and GAAP diluted loss per share in 2018 were $2,399 million and $2.35, respectively, compared to net loss of $16,525 million and diluted loss per share of $16.26 in 2017. Non-GAAP net income attributable to ordinary shareholders for calculating diluted EPS and non-GAAP diluted EPS in 2018 were $2,985 million and $2.92, respectively, compared to $4,075 million and $4.01 in 2017.

The weighted average diluted shares outstanding used for the fully diluted share calculation on a GAAP basis for 2018 and 2017 were 1,021 and 1,016 million shares, respectively. The weighted average outstanding shares used for the fully diluted EPS calculation on a non-GAAP basis for 2018 and 2017 were 1,024 and 1,018 million shares, respectively.

As of December 31, 2018 and 2017, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,100 million and 1,086 million shares, respectively.

Non-GAAP information: Net non-GAAP adjustments in 2018 were $5,384 million. Non-GAAP net income and non-GAAP EPS for the year were adjusted to exclude the following items:

  A goodwill impairment of $3,027 million, mainly related to International Markets;
  An impairment of intangible and fixed assets and equity investment of $2,594 million mainly related to the acquisition of Actavis Generics;
  Amortization of purchased intangible assets totaling $1,166 million, of which $1,004 million is included in cost of goods sold and the remaining $162 million in selling and marketing expenses;
  Restructuring expenses of $488 million;
  Equity compensation expenses of $152 million;
  In-Process R&D of $83 million;
  Financial expenses of $66 million mainly related to early redemption fees;
  Contingent consideration of $57 million;
  Other non-GAAP items of $104 million;
  Minority interest adjustment of $431 million mainly relate to business venture in International markets;
  Related tax effect of $714 million; and
  Benefits from legal settlements and loss contingencies of $1,208 million, mainly related to the Allergan working capital adjustments, the Rimsa settlement and the reversal of the reserve recorded for the carvedilol judgement against Teva.

Teva believes that excluding such items facilitates investors' understanding of its business. For further information see the below tables for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities in 2018 was $2,446 million, an increase of $221 million, or 10% compared to 2017. This increase was mainly due to the working capital adjustment with Allergan and the Rimsa settlement in 2018, partially offset by lower profit in our North America segment.

Free cash flow (Cash flow generated from operating activities in 2018, net of cash used for capital investments and beneficial interest collected in exchange for securitized trade receivables) was $3,679 million, compared to $2,693 million in 2017. This increase resulted mainly from the higher cash flow generated from operating activities, higher beneficial interest collected in exchange for securitized trade receivables and lower capital expenditures.

As of December 31, 2018, our debt was $28,916 million, compared to $32,475 million as of December 31, 2017. The decrease was mainly due to senior notes and term loans repaid at maturity or prepaid with cash generated during the year. The portion of total debt classified as short-term as of December 31, 2018 was 8%, compared to 11% as of December 31, 2017, due to a decrease in current maturities. Our average debt maturity was approximately 6.8 years as of December 31, 2018, compared to 6.4 years as of December 31, 2017.

Annual Report on Form 10-K

Teva will file its Annual Report on Form 10-K with the SEC in the coming days. The report will include a complete analysis of the financial results for 2018 and will be available on Teva’s website, http://ir.tevapharm.com, as well as on the SEC’s website: http://www.sec.gov.

Fourth Quarter 2018 Consolidated Results

Revenues in the fourth quarter of 2018 were $4,559 million, a decrease of 16%, or 14% in local currency terms, compared to the fourth quarter of 2017, mainly due to generic competition to COPAXONE, a decline in revenues in our U.S. generics business and loss of revenues following the divestment of certain products and discontinuation of certain activities.

Exchange rate differences between the fourth quarter of 2018 and the fourth quarter of 2017 negatively impacted our revenues and GAAP operating income by $100 million and $13 million, respectively. Our non-GAAP operating income was negatively impacted by $17 million.

GAAP gross profit was $1,971 million in the fourth quarter of 2018, a decrease of 19% compared to the fourth quarter of 2017. GAAP gross profit margin was 43.2% in the fourth quarter of 2018, compared to 45.3% in the fourth quarter of 2017. Non-GAAP gross profit was $2,328 million in the fourth quarter of 2018, a decline of 15% from the fourth quarter of 2017. Non-GAAP gross profit margin was 51.1% in the fourth quarter of 2018, compared to 50.9% in the fourth quarter of 2017. The increase in gross profit margin on a non-GAAP basis resulted primarily from improved gross profit margin in our Europe segment.

Research and Development (R&D) expenses for the fourth quarter of 2018 were $295 million, a decrease of 15% compared to the fourth quarter of 2017. R&D expenses excluding equity compensation expenses and other expenses were $289 million, or 6.3% of quarterly revenues in the fourth quarter of 2018, compared to $295 million, or 5.5% of quarterly revenues in the fourth quarter of 2017. The decrease in R&D expenses resulted primarily from pipeline optimization, phase 3 studies that have ended and related headcount reduction.

Selling and Marketing (S&M) expenses in the fourth quarter of 2018 were $797 million, a decrease of 3% compared to the fourth quarter of 2017. S&M expenses excluding amortization of purchased intangible assets, equity compensation expenses and other expenses were $768 million, or 16.8% of quarterly revenues in the fourth quarter of 2018, compared to $749 million, or 13.9% of quarterly revenues in the fourth quarter of 2017. The increase was mainly due to higher promotional cost associated with the launch of AJOVY in the U.S., partially offset by cost reduction and efficiency measures as part of the restructuring plan.

General and Administrative (G&A) expenses in the fourth quarter of 2018 were $344 million, a decrease of 2% compared to the fourth quarter of 2017. G&A expenses excluding equity compensation expenses and other expenses were $330 million in the fourth quarter of 2018, or 7.2% of quarterly revenues in the fourth quarter of 2018, compared to $335 million, or 6.2% of quarterly revenues in the fourth quarter of 2017.

GAAP other loss in the fourth quarter of 2018 was $43 million, compared to other income of $1,099 million in the fourth quarter of 2017. Non-GAAP other income in the fourth quarter of 2018 was $5 million, compared to $15 million in fourth quarter of 2017.

GAAP operating loss in the fourth quarter of 2018 was $3,164 million, compared to $13,017 million in the fourth quarter of 2017. Non-GAAP operating income in the fourth quarter of 2018 was $946 million, a decrease of 32% compared to the fourth quarter of 2017. Non-GAAP operating margin was 20.8% in the fourth quarter of 2018 compared to 25.7% in the fourth quarter of 2017.

EBITDA (non-GAAP operating income, which excludes amortization and certain other items, as well as depreciation expenses) was $1,091 million in the fourth quarter of 2018, a decrease of 29% compared to $1,534 million in the fourth quarter of 2017.

GAAP financial expenses for the fourth quarter of 2018 were $223, compared to $191 million in the fourth quarter of 2017. Non-GAAP financial expenses were $216 million in the fourth quarter of 2018, compared to $209 million in the fourth quarter of 2017.

In the fourth quarter of 2018, we recognized a tax benefit of $139 million, or 4%, on pre-tax loss of $3,387 million. In the fourth quarter of 2017, we recognized a tax benefit of $1,471 million, on pre-tax loss of $13,208 million. Our tax rate for the fourth quarter of 2018 was mainly affected by impairments recorded, some of which did not have a corresponding tax effect. Non-GAAP income taxes for the fourth quarter of 2018 were $96 million, or 13%, on pre-tax non-GAAP income of $730 million. Non-GAAP income taxes in the fourth quarter of 2017 were $183 million, or 16%, on pre-tax non-GAAP income of $1,176 million.

GAAP net loss attributable to ordinary shareholders and GAAP diluted loss per share in the fourth quarter of 2018 were $2,940 million and $2.85, respectively, compared to loss of $11,600 million and $11.41 in the fourth quarter of 2017. Non-GAAP net income attributable to ordinary shareholders and non-GAAP diluted EPS in the fourth quarter of 2018 were $543 million and $0.53, respectively, compared to $949 million and $0.93 in the fourth quarter of 2017.

For the fourth quarter of 2018, the weighted average outstanding shares for the fully diluted EPS calculation on a GAAP basis was 1,031 million shares, compared to 1,017 million shares in the fourth quarter of 2017. The weighted average outstanding shares for the fully diluted EPS calculation on a non-GAAP basis was 1,034 million shares, compared to 1,018 million shares in the fourth quarter of 2017.

Non-GAAP information: Net non-GAAP adjustments in the fourth quarter of 2018 were $3,483 million. Non-GAAP net income and non-GAAP EPS for the fourth quarter were adjusted to exclude the following items:

  A goodwill impairment of $2,727 million, mainly related to International Markets;
  An impairment of intangible and fixed assets and equity investment of $990 million mainly related to the acquisition of Actavis Generics;
  Amortization of purchased intangible assets totaling $257 million, of which $233 million is included in cost of goods sold and the remaining $24 million in selling and marketing expenses;
  Restructuring expenses of $46 million;
  Legal settlements and loss contingencies of $31 million;
  Equity compensation expenses of $30 million;
  Other non-GAAP items of $36 million;
  Minority interest adjustment of $399 million related to business venture in the International markets; and
  Related tax effect of $235 million.

Teva believes that excluding such items facilitates investors' understanding of its business. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operations during the fourth quarter of 2018 was $367 million, compared to $859 million in the fourth quarter of 2017. The decrease was mainly due to lower profit in our North America segment.

Free cash flow (Cash flow generated from operating activities, net of cash used for capital investments and beneficial interest collected in exchange for securitized trade receivables) was $522 million in the fourth quarter of 2018, compared to $934 million in the fourth quarter of 2017. The increase in 2018 resulted mainly from the higher cash flow generated from operating activities.

Segment Results for the Fourth Quarter 2018

Due to the organizational changes announced in November 2017, we began reporting our financial results under a new structure in the first quarter of 2018, consisting of the following segments:

a) North America segment, which includes the United States and Canada.
b) Europe segment, which includes the European Union and certain other European countries.
c) International Markets segment, which includes all countries other than those in our North America and Europe segments.

In addition to these three segments, we have other activities, primarily the sale of API to third parties and certain contract manufacturing services.

Segment profit is comprised of gross profit for the segment, less R&D, S&M, G&A expenses and other income related to each segment. Segment profit does not include amortization and certain other items.

The data presented in this press release for prior periods have been conformed to reflect our current segment reporting, which commenced in the first quarter of 2018.

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended December 31, 2018 and 2017:

	Three months ended December 31,
	2018		2017
	(U.S.$ in millions / % of Segment Revenues)
Revenues	2,238	100%	2,689	100.0%
Gross profit	1,201	53.7%	1,506	56.0%
R&D expenses	185	8.3%	192	7.1%
S&M expenses	341	15.2%	285	10.6%
G&A expenses	127	5.7%	101	3.8%
Other income	(3)	§	(10)	§
Segment profit	551	24.6%	938	34.9%

__________
§ Represents an amount less than 0.5%.

Revenues from our North America segment in the fourth quarter of 2018 were $2,238 million, a decrease of $451 million, or 17%, compared to the fourth quarter of 2017, mainly due to a decline in revenues of COPAXONE, our U.S. generics business, ProAir® and QVAR® and the loss of revenues from the sale of our women’s health business, partially offset by higher revenues from AUSTEDO® and Anda.

Revenues in the United States, our largest market, were $2,103 million in the fourth quarter of 2018, a decrease of $434 million, or 17%, compared to the fourth quarter of 2017.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended December 31, 2018 and 2017:

North America	Three months ended December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$1,099	$1,224	(10%)
COPAXONE	356	641	(44%)
BENDEKA / TREANDA	140	158	(11%)
ProAir	45	102	(56%)
QVAR	9	48	(81%)
AUSTEDO	68	17	314%
Anda	363	289	26%

Generic products revenues in our North America segment in the fourth quarter of 2018 decreased by 10% to $1,099 million, compared to the fourth quarter of 2017, mainly due to additional competition to methylphenidate extended-release tablets (Concerta® authorized generic), portfolio optimization primarily as part of the restructuring plan as well as market dynamics and price erosion in our U.S. generics business, partially offset by new generic product launches.

In the fourth quarter of 2018, we led the U.S. generics market in total prescriptions and new prescriptions, with approximately 504 million total prescriptions (based on trailing twelve months), representing 13% of total U.S. generic prescriptions according to IQVIA data.

COPAXONE revenues in our North America segment in the fourth quarter of 2018 decreased by 44% to $356 million, of which $341 million were generated in the United States, compared to the fourth quarter of 2017, mainly due to generic competition in the United States.

BENDEKA® and TREANDA® combined revenues in our North America segment in the fourth quarter of 2018 decreased by 11% to $140 million, compared to the fourth quarter of 2017, mainly due to lower volumes resulting from Eagle Pharmaceuticals' launch of a ready-to-dilute bendamustine hydrochloride in June 2018, partially offset by higher pricing.

ProAir revenues in our North America segment in the fourth quarter of 2018 decreased by 56% to $45 million, compared to the fourth quarter of 2017, mainly due to higher sales reserves recorded in the fourth quarter of 2018 in anticipation of generic competition to the short-acting beta-agonist class of drugs, including an approved generic version of Ventolin HFA. In the albuterol inhaler category, approximately 40% of prescriptions are written as “generic albuterol,” which means that the launch of any generic inhaler may cause patient migration to such generic products. We launched our own ProAir authorized generic in the United States in January 2019.

QVAR revenues in our North America segment in the fourth quarter of 2018 decreased by 81% to $9 million, compared to the fourth quarter of 2017. The decrease in sales was mainly due to lower net pricing.

AUSTEDO revenues in our North America segment in the fourth quarter of 2018 were $68 million, compared to $17 million in the fourth quarter of 2017.

Anda revenues in our North America segment in the fourth quarter of 2018 increased by 26% to $363 million, compared to the fourth quarter of 2017.

North America Gross Profit

Gross profit from our North America segment in the fourth quarter of 2018 was $1,201 million, a decrease of 20% compared to $1,506 million in the fourth quarter of 2017. The decrease was mainly due to lower revenues from COPAXONE and generic products.

Gross profit margin for our North America segment in the fourth quarter of 2018 decreased to 53.7%, compared to 56.0% in the fourth quarter of 2017. This decrease was mainly due to lower COPAXONE revenues.

North America Profit

Profit from our North America segment in the fourth quarter of 2018 was $551 million, a decrease of 41% compared to $938 million in the fourth quarter of 2017. The decrease was mainly due to lower revenues from COPAXONE and generic products as well as investment in the launch of AJOVY.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended December 31, 2018 and 2017:

	Three months ended December 31,
	2018		2017
	(U.S.$ in millions / % of Segment Revenues)
Revenues	1,204	100%	1,450	100%
Gross profit	689	57.2%	758	52.3%
R&D expenses	75	6.2%	78	5.4%
S&M expenses	278	23.1%	284	19.6%
G&A expenses	82	6.8%	96	6.6%
Other income	1	§	(1)	§
Segment profit	253	21.0%	301	20.8%

__________
§ Represents an amount less than 0.5%.

Revenues from our Europe segment in the fourth quarter of 2018 were $1,204 million, a decrease of $246 million, or 17%, compared to the fourth quarter of 2017. In local currency terms, revenues decreased by 14%, mainly due to the loss of revenues from the closure of our distribution business in Hungary, the sale of our women’s health business and a decline in COPAXONE revenues, partially offset by new generic product launches.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended December 31, 2018 and 2017:

Europe	Three months ended December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
Generic products	$844	$928	(9%)
COPAXONE	118	155	(24%)
Respiratory products	90	110	(18%)

Generic products revenues in our Europe segment in the fourth quarter of 2018, including OTC products, decreased by 9% to $844 million, compared to the fourth quarter of 2017. In local currency terms, revenues decreased by 6%, mainly due to the loss of revenues from the termination of the PGT joint venture and generic price reductions, partially offset by new generic product launches.

COPAXONE revenues in our Europe segment in the fourth quarter of 2018 decreased by 24% to $118 million, compared to the fourth quarter of 2017. In local currency terms, revenues decreased by 21%, mainly due to price reductions resulting from the entry of competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the fourth quarter of 2018 decreased by 18% to $90 million, compared to the fourth quarter of 2017. In local currency terms, revenues decreased by 15%, mainly due to lower sales in the United Kingdom.

Europe Gross Profit

Gross profit from our Europe segment in the fourth quarter of 2018 was $689 million, a decrease of 9% compared to $758 million in the fourth quarter of 2017. The decrease was mainly due to the loss of revenues from the sale of our women’s health business and a decline in COPAXONE revenues. Gross profit margin for our Europe segment in the fourth quarter of 2018 increased to 57.2%, compared to 52.3% in the fourth quarter of 2017. This increase was mainly due to lower cost of goods sold, primarily as a result of the termination of the PGT joint venture and the closure of our distribution business in Hungary.

Europe Profit

Profit from our Europe segment in the fourth quarter of 2018 was $253 million, a decrease of 16% compared to $301 million in the fourth quarter of 2017. The decrease was mainly due to lower revenues, partially offset by cost reductions and efficiency measures as part of the restructuring plan.

International Markets Segment

Our International Markets segment includes all countries other than those in our North America and Europe segments. The key markets in this segment are Japan, Israel and Russia.

During the fourth quarter of 2017, we deconsolidated our subsidiaries in Venezuela from our financial results. Consequently, results of operations of our subsidiaries in Venezuela are not included in the fourth quarter of 2018.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended December 31, 2018 and 2017:

	Three months ended December 31,
	2018		2017
	(U.S.$ in millions / % of Segment Revenues)
Revenues	740	100%	910	100%
Gross profit	312	42.1%	390	42.9%
R&D expenses	26	3.5%	25	2.7%
S&M expenses	134	18.1%	169	18.6%
G&A expenses	38	5.1%	45	4.9%
Other income	-	§	(4)	§
Segment profit	114	15.4%	155	17.0%

__________
§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the fourth quarter of 2018 were $740 million, a decrease of $170 million, or 19%, compared to the fourth quarter of 2017. In local currency terms, revenues decreased 13% compared to the fourth quarter of 2017, mainly due to lower sales in Russia and Japan, the effect of the deconsolidation of our subsidiaries in Venezuela and the loss of revenues from the sale of our women’s health business.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended December 31, 2018 and 2017:

	Three months ended December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)

Generic products	$499	$650	(23%)
COPAXONE	20	26	(23%)
Distribution	146	144	1%

Generic products revenues in our International Markets segment in the fourth quarter of 2018, which include OTC products, decreased by 23% to $499 million, compared to the fourth quarter of 2017. In local currency terms, revenues decreased by 18%, mainly due to lower sales in Russia and lower sales in Japan resulting from regulatory pricing reductions and generic competition to off-patented products.

COPAXONE revenues in our International Markets segment in the fourth quarter of 2018 decreased by 23% to $20 million, compared to the fourth quarter of 2017. In local currency terms, revenues decreased by 6%.

Distribution revenues in our International Markets segment in the fourth quarter of 2018 increased by 1% to $146 million, compared to the fourth quarter of 2017. In local currency terms, revenues increased by 6%.

International Markets Gross Profit

Gross profit from our International Markets segment in the fourth quarter of 2018 was $312 million, a decrease of 20% compared to $390 million in the fourth quarter of 2017. Gross profit margin for our International Markets segment in the fourth quarter of 2018 decreased to 42.1%, compared to 42.9% in the fourth quarter of 2017. The decrease was mainly due to lower gross profit resulting from changes in the product mix in certain countries, mainly Russia and Japan.

International Markets Profit

Profit from our International Markets segment in the fourth quarter of 2018 was $114 million, compared to $155 million in the fourth quarter of 2017. The decrease was mainly due to lower revenues in Russia and Japan, partially offset by cost reductions and efficiency measures as part of the restructuring plan.

Other Activities

We have other sources of revenues, primarily the sale of API to third parties and certain contract manufacturing services. These other activities are not included in our North America, Europe or International Markets segments.

Our revenues from other activities in the fourth quarter of 2018 increased by 8% to $377 million, compared to the fourth quarter of 2017. In local currency terms, revenues increased by 9%.

API sales to third parties in the fourth quarter of 2018 were $209 million, an increase of 16% compared to the fourth quarter of 2017. In local currency terms, revenues increased by 16%.

Outlook for 2019 Non-GAAP Results

	2018 Actuals	2019 Outlook

Revenues	$18.9 billion	$17.0-17.4 billion

Non-GAAP Operating Income	$4.7 billion	$3.8 – 4.2 billion

EBITDA	$5.3 billion	$4.4-4.8 billion

Non-GAAP EPS	$2.92	$2.20-2.50

Weighted average number of shares	1,024 million	1,096 million

Free cash flow	$3.7 billion	$1.6-2.0 billion

The outlook for 2019 non-GAAP results is based on the following key assumptions:

	2018 Actuals	2019 Commentary

Global COPAXONE	$2.4B	Continued generic erosion; sales of ~$1.5B

ProAir HFA	$397M	Significant erosion due to introduction of generic Albuterol

AJOVY	$3M	Continued ramp up of sales in the U.S. to ~$150M

AUSTEDO	$204M	Continued ramp up of sales in the U.S. to $350M

North America Generics	$4.1B	Slight decline due to erosion and volume declines offset by new launches

Europe Generics	$3.6B	Continued portfolio optimization and full year effect of OTC JV dissolution

International Generics	$2B	Adverse impact in Japan due to NHI price revision and LLP erosion

Foreign Exchange		Negative impact of approximately $0.3B on sales, and $0.1B on operating profit vs. 2018

Non-GAAP Other Income	$0.2B	Significant decline vs. 2018

Non-GAAP Tax Rate	15%	16% vs. 2018 actual of 15%

CAPEX	$0.6B	At similar level as 2018

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, February 13, 2019 at 8:00 a.m. ET to discuss its fourth quarter and annual 2018 results and overall business environment. A question & answer session will follow.

United States	1-866-966-1396

International	+44 (0) 2071 928000

Israel	1-809-203-624

For a list of other international toll-free numbers, click here.

passcode: 1174907

A live webcast of the call will also be available on Teva's website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website by calling United States 1-866-331-1332; International +44 (0) 3333 009785; passcode: 1174907.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global leader in generic medicines, with innovative treatments in select areas, including CNS, pain and respiratory. We deliver high-quality generic products and medicines in nearly every therapeutic area to address unmet patient needs. We have an established presence in generics, specialty, OTC and API, building on more than a century-old legacy, with a fully integrated R&D function, strong operational base and global infrastructure and scale. We strive to act in a socially and environmentally responsible way. Headquartered in Israel, with production and research facilities around the globe, we employ 42,500 professionals, committed to improving the lives of millions of patients. Learn more at www.tevapharm.com.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; the uncertainty of commercial success of AJOVY® or AUSTEDO®; competition from companies with greater resources and capabilities; efforts of pharmaceutical companies to limit the use of generics, including through legislation and regulations; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; price erosion relating to our products, both from competing products and increased regulation; delays in launches of new products and our ability to achieve expected results from investments in our product pipeline; our ability to take advantage of high-value opportunities; the difficulty and expense of obtaining licenses to proprietary technologies; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: failure to effectively execute our restructuring plan announced in December 2017; uncertainties related to, and failure to achieve, the potential benefits and success of our senior management team and organizational structure; harm to our pipeline of future products due to the ongoing review of our R&D programs; our ability to develop and commercialize additional pharmaceutical products; potential additional adverse consequences following our resolution with the U.S. government of our FCPA investigation; compliance with sanctions and other trade control laws; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the failure to recruit or retain key personnel; variations in intellectual property laws that may adversely affect our ability to manufacture our products; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers in our U.S. market; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications in the U.S.; governmental investigations into selling and marketing practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018, including the sections captioned "Risk Factors." Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended		Year ended
		December 31,		December 31,
		2018	2017	2018	2017
		(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net revenues		4,559	5,398	18,854	22,385
Cost of sales		2,588	2,954	10,558	11,770
Gross profit		1,971	2,444	8,296	10,615
Research and development expenses		295	346	1,213	1,778
Selling and marketing expenses		797	823	2,916	3,395
General and administrative expenses		344	350	1,298	1,451
Other asset impairments, restructuring and other items		153	1,036	987	1,836
Intangible assets impairment		745	2,829	1,991	3,238
Goodwill impairment		2,727	11,000	3,027	17,100
Legal settlements and loss contingencies		31	176	(1,208)	500
Other expense (income)		43	(1,099)	(291)	(1,199)
Operating loss		(3,164)	(13,017)	(1,637)	(17,484)
Financial expenses – net		223	191	959	895
Loss before income taxes		(3,387)	(13,208)	(2,596)	(18,379)
Tax benefits		(139)	(1,471)	(195)	(1,933)
Share in losses (profit) of associated companies, net		(5)	(7)	71	3
Net loss		(3,243)	(11,730)	(2,472)	(16,449)
Net income attributable to non-controlling interests		(357)	(195)	(322)	(184)
Net loss attributable to Teva		(2,886)	(11,535)	(2,150)	(16,265)
Dividends on preferred shares		54	65	249	260
Net loss attributable to Teva's ordinary shareholders		(2,940)	(11,600)	(2,399)	(16,525)

Earnings per share attributable to ordinary shareholders:	Basic ($)	(2.85)	(11.41)	(2.35)	(16.26)
	Diluted ($)	(2.85)	(11.41)	(2.35)	(16.26)
Weighted average number of shares (in millions):	Basic	1,031	1,017	1,021	1,016
	Diluted	1,031	1,017	1,021	1,016

Non-GAAP net income attributable to ordinary shareholders:*		543	949	2,985	4,075
Non-GAAP net income attributable to ordinary shareholders for diluted earnings per share:		543	949	2,985	4,075

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.53	0.93	2.92	4.01
	Diluted ($)	0.53	0.93	2.92	4.01

Non-GAAP average number of shares (in millions):	Basic	1,031	1,017	1,021	1,016
	Diluted	1,034	1,018	1,024	1,018

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Audited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	1,782	963
Trade receivables	5,822	7,128
Inventories	4,731	4,924
Prepaid expenses	899	1,100
Other current assets	468	701
Assets held for sale	92	566
Total current assets	13,794	15,382
Deferred income taxes	368	574
Other non-current assets	731	932
Property, plant and equipment, net	6,868	7,673
Identifiable intangible assets, net	14,005	17,640
Goodwill	24,917	28,414
Total assets	60,683	70,615

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,216	3,646
Sales reserves and allowances	6,711	7,881
Trade payables	1,853	2,069
Employee-related obligations	870	549
Accrued expenses	1,868	3,014
Other current liabilities	804	724
Liabilities held for sale	-	38
Total current liabilities	14,322	17,921

Long-term liabilities:
Deferred income taxes	2,140	3,277
Other taxes and long-term liabilities	1,727	1,843
Senior notes and loans	26,700	28,829
Total long-term liabilities	30,567	33,949
Equity:
Teva shareholders’ equity	14,707	17,359
Non-controlling interests	1,087	1,386
Total equity	15,794	18,745
Total liabilities and equity	60,683	70,615

Condensed Consolidated Cash Flow
(U.S. Dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited
Operating activities:
Net income (loss)	(3,243)	(11,730)	(2,472)	(16,449)
Net change in operating assets and liabilities	(302)	72	(1,823)	(1,645)
Items not involving cash flow	3,912	12,517	6,741	20,319

Net cash provided by operating activities	367	859	2,446	2,225

Net cash provided by investing activities	74	1,912	1,866	3,446

Net cash used in financing activities	(499)	(2,506)	(3,351)	(5,750)

Translation adjustment on cash and cash equivalents	(35)	18	(142)	54

Net change in cash and cash equivalents	(93)	283	819	(25)

Balance of cash and cash equivalents at beginning of period	1,875	680	963	988

Balance of cash and cash equivalents at end of period	1,782	963	1,782	963

	Three Months Ended December 31, 2018
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement													Non GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long-lived assets	Other R&D expenses	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non GAAP items	Other items
COGS	2,588	233							8	6			110		2,231
R&D	295					1				5			-		289
S&M	797	24								8			(3)		768
G&A	344									11			3		330
Other income	43											48			(5)
Legal settlements and loss contingencies	31		31												-
Impairments, restructuring and other	153				245		4	46			(27)		(115)		-
Intangible assets impairment	745				745
Goodwill impairment	2,727			2,727											-
Financial expenses	223													7	216
Corresponding tax effect	(139)													(235)	96
Share in losses of associated companies – net	(5)													-	(5)
Net income attributable to non-controlling interests	(357)													(399)	42
Total reconciled items		257	31	2,727	990	1	4	46	8	30	(27)	48	(5)	(627)

EPS - Basic	(2.85)													3.38	0.53
EPS - Diluted	(2.85)													3.38	0.53

	The non-GAAP diluted weighted average number of shares was 1,034 million for the three months ended December 31, 2018. The non-GAAP weighted average number of shares for the three months ended December 31, 2018 does not take into account the potential dilution of the mandatory convertible preferred shares, which have an anti-dilutive effect on non-GAAP earnings per share.

	Three Months Ended December 31, 2017
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non GAAP measurement												Non GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long-lived assets	Other R&D expenses	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non GAAP items	Other items
COGS	2,954	291							(1)	5		10		2,649
R&D	346					45				5		1		295
S&M	823	65								9		-		749
G&A	350									8		7		335
Other income	(1,099)											(1,084)		(15)
Legal settlements and loss contingencies	176		176											-
Impairments, restructuring and other	946				299		18	235			(25)	419		-
Intangible assets impairment	2,919				2,919									-
Goodwill impairment	11,000			11,000										-
Financial expenses	191												(18)	209
Corresponding tax effect	(1,471)												(1,654)	183
Share in losses of associated companies – net	(7)												45	(52)
Net income attributable to non-controlling interests	(195)												(226)	31
Total reconciled items		356	176	11,000	3,218	45	18	235	(1)	27	(25)	(647)	(1,853)

EPS - Basic	(11.41)												12.34	0.93
EPS - Diluted	(11.41)												12.34	0.93

	The non-GAAP diluted weighted average number of shares was 1,018 million for the three months ended December 31, 2017. The non-GAAP weighted average number of shares for the three months ended December 31, 2017 does not take into account the potential dilution of the mandatory convertible preferred shares, which have an anti-dilutive effect on non-GAAP earnings per share.

	Year Ended December 31, 2018
	(U.S. $ and shares in millions, except per share amounts)
	GAAP	Excluded for non GAAP measurement													Non GAAP
		Amortization of purchased intangible assets	Goodwill impairment	Legal settlements and loss contingencies	Impairment of long-lived assets	Other R&D expenses	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Gain on sale of business	Other non GAAP items	Other items
COGS	10,558	1,004							14	28			204		9,308
R&D	1,213					83				26			2		1,102
S&M	2,916	162								43			(7)		2,718
G&A	1,298									55			15		1,228
Other income	(291)											(66)			(225)
Legal settlements and loss contingencies	(1,208)			(1,208)											-
Impairments, restructuring and other	987				500		13	488			57		(71)		-
Intangible assets impairment	1,991				1,991										-
Goodwill impairment	3,027		3,027												-
Financial expenses	959													66	893
Corresponding tax effect	(195)													(714)	519
Share in losses of associated companies – net	71													103	(32)
Net income attributable to non-controlling interests	(322)													(431)	109
Total reconciled items		1,166	3,027	(1,208)	2,491	83	13	488	14	152	57	(66)	143	(976)

EPS - Basic	(2.35)													5.27	2.92
EPS - Diluted	(2.35)													5.27	2.92

	The non-GAAP diluted weighted average number of shares was 1,024 million for the year ended December 31, 2018. The non-GAAP weighted average number of shares for the year ended December 31, 2018 does not take into account the potential dilution of the mandatory convertible preferred shares, which have an anti-dilutive effect on non-GAAP earnings per share.

	Year Ended December 31, 2017
	(U.S. $ and shares in millions, except per share amounts)
	GAAP	Excluded for non GAAP measurement													Non GAAP
		Amortization of purchased intangible assets	Goodwill impairment	Legal settlements and loss contingencies	Impairment of long- lived assets	Other R&D expenses	Inventory step-up	Acquisition, integration and related expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non GAAP items	Other items
COGS	11,770	1,235					67			47	23		47		10,351
R&D	1,778					221					22		20		1,515
S&M	3,395	209									38		(1)		3,149
G&A	1,451										46		(8)		1,413
Other income	(1,199)												(1,083)		(116)
Legal settlements and loss contingencies	500			500											-
Impairments, restructuring and other	1,836				544			105	535			154	498		-
Intangible assets impairment	3,238				3,238										-
Goodwill impairment	17,100		17,100												-
Financial expenses	895													(13)	908
Corresponding tax effect	(1,933)													(2,721)	788
Share in losses of associated companies – net	3													47	(44)
Net income attributable to non-controlling interests	(184)													(270)	86

Total reconciled items		1,444	17,100	500	3,782	221	67	105	535	47	129	154	(527)	(2,957)
EPS - Basic	(16.26)													20.27	4.01
EPS - Diluted	(16.26)													20.27	4.01

	The non-GAAP diluted weighted average number of shares was 1,018 million for the year ended December 31, 2017. The non-GAAP weighted average number of shares for the year ended December 31, 2017 does not take into account the potential dilution of the mandatory convertible preferred shares (amounting to 59 million weighted average shares), which have an anti-dilutive effect on non-GAAP earnings per share.

	Segment Information

	North America		Europe		International Markets
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
	2018	2017	2018	2017	2018	2017

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,238	$2,689	$1,204	$1,450	$740	$910
Gross profit	1,201	1,506	689	758	312	390
R&D expenses	185	192	75	78	26	25
S&M expenses	341	285	278	284	134	169
G&A expenses	127	101	82	96	38	45
Other income (loss)	(3)	(10)	1	(1)	-	(4)
Segment profit	$551	$938	$253	$301	$114	$155

	Segment Information

	North America		Europe		International Markets
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2018	2017	2018	2017	2018	2017

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$9,297	$12,141	$5,186	$5,466	$3,005	$3,395
Gross profit	4,979	7,322	2,884	2,887	1,254	1,433
R&D expenses	713	969	283	390	96	154
S&M expenses	1,154	1,288	1,003	1,130	518	672
G&A expenses	484	533	325	354	153	189
Other income	(209)	(92)	-	(16)	(11)	(8)
Segment profit	$2,837	$4,624	$1,273	$1,029	$498	$426

Reconciliation of our segment profit
to consolidated income before income taxes

	Three months ended
	December 31,
	2018	2017

	(U.S.$ in millions)

North America profit	$551	$938
Europe profit	253	301
International Markets profit	114	155
Total segment profit	918	1,394
Profit (loss) of other activities	28	(9)
	946	1,385
Amounts not allocated to segments:
Amortization	257	356
Other asset impairments, restructuring and other items	153	1,036
Goodwill impairment	2,727	11,000
Intangible asset impairments	745	2,829
Loss from divestitures, net of divestitures related costs	48	(1,083)
Other R&D expenses	1	45
Costs related to regulatory actions taken in facilities	8	(1)
Legal settlements and loss contingencies	31	176
Other unallocated amounts	140	44
Consolidated operating income	(3,164)	(13,017)
Financial expenses - net	223	191
Consolidated income (loss) before income taxes	$(3,387)	$(13,208)

Reconciliation of our segment profit
to consolidated income before income taxes

	Year ended
	December 31,
	2018	2017

	(U.S.$ in millions)

North America profit	$2,837	$4,624
Europe profit	1,273	1,029
International Markets profit	498	426
Total segment profit	4,608	6,079
Profit of other activities	115	(6)
	4,723	6,073
Amounts not allocated to segments:
Amortization	1,166	1,444
Other asset impairments, restructuring and other items	987	1,836
Goodwill impairment	3,027	17,100
Intangible asset impairments	1,991	3,238
Gain on divestitures, net of divestitures related costs	(66)	(1,083)
Inventory step-up	-	67
Other R&D expenses	83	221
Costs related to regulatory actions taken in facilities	14	47
Legal settlements and loss contingencies	(1,208)	500
Other unallocated amounts	366	187

Consolidated operating income (loss)	(1,637)	(17,484)
Financial expenses - net	959	895
Consolidated income (loss) before income taxes	$(2,596)	$(18,379)

Revenues by Activity and Geographical Area
(Unaudited)

	Three months ended
	December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
North America segment
Generics medicines	$1,099	$1,224	(10%)
COPAXONE	356	641	(44%)
Bendeka and Trenda	140	158	(11%)
ProAir	45	102	(56%)
QVAR	9	48	(81%)
AUSTEDO	68	17	314%
ANDA	363	289	26%

	Three months ended
	December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
Europe segment
Generic medicines	$844	$928	(9%)
COPAXONE	118	155	(24%)
Respiratory products	90	110	(18%)

	Three months ended
	December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
International Markets segment
Generics medicines	$499	$650	(23%)
COPAXONE	20	26	(23%)
Distribution	146	144	1%

Revenues by Activity and Geographical Area
(Unaudited)

	Year ended
	December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
North America segment
Generics medicines	$4,056	5,203	(22%)
COPAXONE	1,759	3,116	(44%)
Bendeka and Trenda	642	656	(2%)
ProAir	397	501	(21%)
QVAR	182	313	(42%)
AUSTEDO	204	24	750%
ANDA	1,347	1,153	17%

	Year ended
	December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
Europe segment
Generic medicines	$3,593	$3,471	4%
COPAXONE	535	595	(10%)
Respiratory products	402	368	9%

	Year ended
	December 31,		Percentage Change
	2018	2017	2017-2018
	(U.S.$ in millions)
International Markets segment
Generics medicines	$2,022	$2,370	(15%)
COPAXONE	72	91	(21%)
Distribution	602	550	9%

CONTACT:
IR Contacts
Kevin C. Mannix, (215) 591-8912
or
Ran Meir, 972 (3) 926-7516
or
PR Contacts
United States
Kelley Dougherty, (973) 658-0237
or
Israel
Yonatan Beker, 972 (54) 888 5898